UUUFor Immediate Release

From:

Ameritrans Capital Corporation

For more information Contact:

Gary C. Granoff

(800) 214-1047

Ameritrans Announces Closing of Private Offering

New York, NY, March 2, 2006 – Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) today announced that the Company completed its July 29, 2005 private offering of the Company's shares of common stock $.0001 par value to a limited number of "accredited investors," as that term is defined in Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended.  The Company issued a total of 1,355,608 shares of common stock and 338,902 warrants to purchase shares of common stock for aggregate gross proceeds totaling $7,930,306.80.  For every four (4) shares of common stock purchased, the Company issued to the investors one (1) warrant, exercisable for five (5) years from the date of issuance, to purchase one (1) share of common stock at an exercise price of $6.44 per share.  As of today's date, Ameritrans currently has 3,401,208 shares of common stock issued and outstanding.  The securities sold in this offering have not been registered with the Securities Exchange Commission and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Gary Granoff, President of Ameritrans stated:  "We are very pleased to announce the completion of our private placement.  The increased capital that we have raised for Ameritrans will help us significantly in our plans for the expansion of the Company’s business, enabling  Ameritrans to make loans to and investments in opportunities that the Company's operating subsidiary,  Elk Associates Funding Corporation has historically been unable to make due to SBA Regulation.  In addition, we are pleased to report that Prides Capital Fund I, LP, which participated in the initial closing in December, has made an additional investment in the Company. We are looking forward to pursuing a broader range of investment opportunities for future growth."

Ameritrans Capital Corporation is a specialty finance company engaged in making loans to and investments in small businesses.  Ameritrans’ wholly owned subsidiary, Elk Associates Funding Corporation, was licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC) in 1980.  The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, NY 10017.

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This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected.  Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management’s expectations on this date.